EXHIBIT 10.66

              RESTRICTED STOCK AWARD AGREEMENT FOR
                   THE FLEMING COMPANIES, INC.
                    1996 STOCK INCENTIVE PLAN

          THIS RESTRICTED STOCK AWARD AGREEMENT (the "Agreement") entered into as of the 29th day of February, 2000, by and between Fleming Companies, Inc., an Oklahoma corporation (the "Company"), and David R. Almond (herein referred to as the "Participant");

                      W I T N E S S E T H:

          WHEREAS, the Company has previously adopted the Fleming
Companies, Inc. 1996 Stock Incentive Plan and certain amendments thereto (the "Plan");

          WHEREAS, in connection with his employment with the Company, the Company has awarded the Participant 13,334 shares of common stock under the Plan subject to the terms and conditions of this Agreement; and

          WHEREAS, the Participant has previously entered into an Employment Agreement with the Company dated as of March 2, 1995, as amended dated May 1, 1997, August 18, 1998 and March 2, 1999
(the "Employment Agreement").

          NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows (all capitalized terms used herein, unless otherwise defined, have the meaning ascribed to such terms as set forth in the Plan):

          1. The Plan. The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below).

          2. Grant of Award. The Company hereby grants to the Participant an award (the "Award") of 13,334 shares of Company common stock, par value $2.50 per share (the "Stock"), on the terms and conditions set forth herein and in the Plan.

          3.   Terms of Award.

             (a) Escrow of Shares. A certificate representing the shares of Stock subject to the Award (the "Restricted Stock") shall be issued in the name of the Participant and shall be escrowed with the Secretary of the Company (the "Escrow Agent") subject to removal of the restrictions placed thereon or forfeiture pursuant to the terms of this Agreement.

             (b) Vesting. The shares of Restricted Stock will vest based on the Participant's continuous employment with the Company or a Subsidiary through March 2, 2001. In the event the Participant's employment with the Company or a Subsidiary is terminated by reason of (i) death, (ii) disability, (iii) without "Cause" (as such term is defined in the Employment Agreement), or (iv) by the Participant for "Good Reason" (as such term is defined in the Employment Agreement), then all remaining shares of Restricted
Stock (including any "Accrued Dividends," as such term is hereafter defined) which have not yet been vested shall immediately vest. Once vested pursuant to the terms of this Agreement, the Restricted Stock shall be deemed "Vested Stock."

             (c) Voting Rights and Dividends. The Participant shall not have the voting rights attributable to the shares of Restricted Stock issued to him. Any dividends declared and paid by the Company with respect to shares of Restricted Stock ("Accrued Dividends") shall not be paid to the Participant until such Restricted Stock becomes Vested Stock. Such Accrued Dividends shall be held by the Company as a general obligation and paid to the Participant at the time the underlying Restricted Stock becomes Vested Stock.

             (d) Vested Stock - Removal of Restrictions. Upon Re-stricted Stock becoming Vested Stock, all restrictions shall be removed from the certificates representing such Stock and the Secretary of the Company shall deliver to the Participant certificates representing such Vested Stock free and clear of all restrictions, except for any applicable securities laws restrictions, together with a check in the amount of all Accrued
Dividends attributed to such Vested Stock without interest thereon.

             (e) Forfeiture. Restricted Stock that does not become Vested Stock pursuant to the terms of this Agreement shall be absolutely forfeited and the Participant shall have no future interest therein of any kind whatsoever. In the event the Participant's employment with the Company or a Subsidiary is terminated prior to all shares of Restricted Stock becoming Vested Stock for any reason other than (i) death, (ii) disability, (iii) without Cause, or (iv) by the Participant for Good Reason, then all remaining shares of Restricted Stock which have not yet been vested (including any Accrued Dividends) shall be absolutely forfeited and the Participant shall have no further interest therein of any kind whatsoever.

          4. Change of Control. Upon the occurrence of a Change of Control Event on or prior to March 2, 2001, all Restricted Stock shall become Vested Stock and the Company shall deliver to the Participant certificates representing the Vested Stock free and clear of all restrictions, except for any applicable securities law restrictions, together with any Accrued Dividends attributable to such Vested Stock without interest thereon. For purposes of this Agreement, the words "Change of Control Event" shall not have the meaning set forth in Section 2.4 of the Plan, but shall instead be defined as:

               (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more (the "Triggering Percentage") of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, in the event the "Incumbent Board" (as such term is hereinafter defined) pursuant to authority granted in any rights agreement to which the Company is a party (the "Rights Agreement") lowers the acquisition threshold percentages set forth in such Rights Agreement, the Triggering Percentage shall be automatically reduced to equal the threshold percentages set pursuant to authority granted to the board in the Rights Agreement; and provided, further, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
     (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (x), (y), and (z) of subsection (iii) of this Section 4(b); or

               (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (iii)  Approval by the shareholders of the
     Company of a reorganization, share exchange, merger or consolidation or acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

               (iv) Approval by the shareholders of the Company of (x) a complete liquidation or dissolution of the Company or, (y) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
     (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (C) at least a majority of the members of the board of directors of such corporation will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company.

          5. Legends. The shares of Stock which are the subject of the Award shall be subject to the following legend:

          "THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT FOR THE FLEMING COMPANIES, INC. 1996 STOCK INCENTIVE PLAN DATED THE 29th DAY OF FEBRUARY, 2000. ANY ATTEMPTED TRANSFER OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT. A COPY OF THE AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF FLEMING COMPANIES, INC."

          6. Stock Power. The Participant hereby agrees to execute and deliver to the Secretary of the Company a stock power (endorsed in blank) in the form of Exhibit B hereto covering his Award and authorizes the Secretary to deliver to the Company any and all shares of Restricted Stock that are forfeited under the provisions of this Agreement. The Participant further authorizes the Company to hold as a general obligation of the Company any Accrued Dividends and to pay such dividends to the Participant at the time the underlying Restricted Stock becomes Vested Stock.

          7. Nontransferability of Award. The Participant shall not have the right to sell, assign, transfer, convey, dispose, pledge, hypothecate, burden, encumber or charge any shares of Restricted
Stock or any interest therein in any manner whatsoever.

          8. Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in writing, shall be deemed to have been made if personally delivered in return for a receipt, or if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the payroll records of the Company.

          9. Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan and (ii) governed and construed under the laws of the State of Texas.

          10. Withholding. The Company and the Participant shall comply with all federal and state laws and regulations with respect to the withholding, deposit and payment of any income, employment or other taxes relating to the Award (including Accrued Dividends).

          11. Award Subject to Claims or Creditors. The Participant shall not have any interest in any particular assets of the Company, its parent, if applicable, or any Subsidiary by reason of the right to earn an Award (including Accrued Dividends) under the Plan and this Agreement; and the Participant or any other person shall have only the rights of a general unsecured creditor of the Company, its parent, if applicable, or a Subsidiary with respect to any rights under the Plan or this Agreement.

          12. Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.

          13. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement.

          14.  Protection of Company's Business as Consideration.
As specific consideration to the Company for this Award, the Participant agrees:

             (a) Limitations on Competition. Subject to sub-section (g), the Participant will not, without the Company's written consent, as a businessperson, directly or indirectly, be a share-holder, principal, agent, partner, officer, director, employee or consultant of SUPERVALU, Inc., Nash Finch Company, Richfood Holdings, Inc. or any other direct competitor of the Company, excluding national retail chains, or of any subsidiary, affiliate or successor of any direct competitor of the Company
(collectively, the "Competitors"); provided, however, that nothing in this subsection (a) is intended to preclude the Participant from being employed or otherwise acting in the capacity of a lawyer on behalf of any of the Competitors unless such employment or activity would result in a breach of his conflict of interest and/or confidentiality obligations as an attorney or former attorney and an officer or former officer of the Company or any of its Subsidiaries or based on the confidentiality requirements contained in subsection (b).

             (b) Confidential Information; No Disparaging State-ments. The Participant acknowledges that during the course of the Participant's employment with the Company or any Subsidiary, he will have access to and gain knowledge of highly confidential and proprietary information and trade secrets. The Participant further acknowledges that the misuse, misappropriation or disclosure of this information could cause irreparable harm to the Company and/or a Subsidiary, both during and after the term of the Participant's employment. Therefore, the Participant agrees, during his employment and at all times thereafter, he will hold in a fiduciary capacity for the benefit of the Company and/or a Subsidiary and will not divulge or disclose, directly or indirectly, to any other person, firm or business, all confidential or proprietary information, knowledge and data (including, but not limited to, processes, programs, trade "know how," ideas, details of contracts, marketing plans, strategies, business development techniques, business acquisition plans, personnel plans, pricing practices and business methods and practices) relating in any way to the business of the Company or any Subsidiary, customers, suppliers, joint ventures, licensors, licensees, distributors and other persons and entities with whom the Company or any of its Subsidiaries do business ("Confidential Data"), except upon the Company's written consent or as required by his duties with the Company or any of its Subsidiaries, for so long as such Confidential Data remains confidential and all such Confidential Data, together with all copies thereof and notes and other references thereto, shall remain the sole property of the Company or a Subsidiary. The Participant agrees, during his employment with the Company or any of its Subsidiaries and at all times thereafter, not to make disparaging statements about the Company or any of its Subsidiaries or their officers, directors, agents, employees, products or services which he knows, or has reason to know, are false or misleading.

             (c) No Solicitation of Employees or Business. The Par-ticipant agrees that he will not, either directly or in concert with others, recruit, solicit or induce, or attempt to induce, any employees of the Company or any of its Subsidiaries to terminate their employment with the Company or any of its Subsidiaries and/or become associated with another employer. The Participant further agrees that he will not, either directly or in concert with others, solicit, divert or take away or attempt to divert or take away, the business of any of the customers or accounts of the Company or any its Subsidiaries which the Company or a Subsidiary had or was actively soliciting before and/or on his date of termination/separation.

             (d) Term of the Participant's Promises Under This Section. The Participant agrees that except as otherwise provided in subsection (b), his promises contained in this Section 14 shall continue in effect during his employment with the Company or any of its Subsidiaries and until the first anniversary of his termination/separation.

             (e) Consequences of Breach of Limitations on Competition and/or Other Competing Employment. Subject to subsection (g), if at any time within (i) the term of this Agreement or (ii) within one (1) year following the Participant's date of termination/separation, but only if such termination/separation occurs on a date which is prior to March 2, 2001, or (iii) within one (1) year after vesting of any portion of the Restricted Stock, whichever is latest, the Participant, without the Company's written consent, as a businessperson, directly or indirectly, is a shareholder, principal, agent, partner, officer, director, employee or consultant of any of the Competitors, then (x) with respect to any shares of Restricted Stock, effective the date the Participant enters into such activity, all such Restricted Stock
(including any Accrued Dividends) shall be absolutely forfeited and the Participant shall have no further interest therein of any kind whatsoever (unless forfeited sooner by operation of another term or condition of this Agreement or the Plan), and (y) with respect to any shares of Vested Stock, the Participant shall be required to return to the Company all of the actual shares of Vested Stock, or other equivalent shares of Company common stock, within thirty (30) days after the date of written notice from the Company that pursuant to the provisions of this subsection delivery of such shares is due and the Participant shall forfeit all rights to such shares of Vested Stock. This shall be in addition to any injunctive or other relief to which the Company may be entitle under subsection (f). This subsection (e) shall not apply however, if the Participant's employment by or other activity in connection with the applicable Competitor is in the capacity of a lawyer unless such employment or activity would result in a breach of the Participant's conflict of interest and/or confidentiality obligations as an attorney or former attorney for and an officer or former officer of the Company or any of its Subsidiaries or a breach of the confidentiality requirements contained in subsection (b).

             (f) Consequences of Other Breaches of this Section. The Participant acknowledges that damages which may arise from any breach of any of his promises contained in this Section 14 may be impossible to ascertain or prove with certainty. The Participant agrees if the Participant breaches any of his promises contained in this Section 14, in addition to the remedies provided under subsection (e), if applicable, and any other legal remedies which may be available, the Company shall be entitled to immediate injunctive relief from a court of competent jurisdiction, pending arbitration under Section 15 or otherwise, to end such breach, without further proof of damage.

             (g) Permitted Ownership. Nothing in this Section 14 shall prohibit the Participant from owning less than one percent (1%) of any company that is publicly traded on any national securities exchange.

             (h) Severability and Reasonableness. If, at any time, the provisions of this Section 14 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to geographic area, duration or scope of activity or due to any other restriction or limitation, this Section 14 shall be considered divisible and shall become and be immediately amended to only such geographic area, duration and scope of activity and/or restrictions or limitations as shall be determined to be reasonable and enforceable by an arbitrator or a court having jurisdiction over the matter; and the Participant agrees that this Section 14 as so amended shall be valid and binding as though any invalid or unenforceable portion had not been included herein. The parties agree that the geographic area, duration and scope of the limitations and the restrictions described in subsections (a) through (e) are reasonable.

          15. Arbitration of Disputes. Any disputes, claims or controversies between the Participant and the Company which may arise out of or relate to this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Dallas, Texas unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The arbitrator(s) may, but will not be required, to award such damages or other monetary relief as either party might be entitled to receive from a court of competent jurisdiction. Nothing in this agreement to arbitrate shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches of the Agreement by the Participant pending arbitration. The arbitrator(s) may also award costs and attorneys' fees in connection with the arbitration to the prevailing party; however, in the arbitrator's(s') discretion, each party may be ordered to bear its/her own costs and attorneys' fees.

          16. Reimbursement of Taxes. In the event that the Partici-pant makes a timely election to include in gross income the value of the Restricted Stock on the date of grant pursuant to Section
83(b) of the Internal Revenue Code of 1986, as amended (the
"Code"), and gives notice of such election to the Company, the Company shall pay to the Participant an amount necessary to cause the net amount of such payment that is retained by the Participant after the calculation and deduction of any and all federal, state and local income taxes and employment taxes on such payment to be equal to the Participant's income taxes attributable to the Restricted Stock and the Participant's election under Section 83(b) of the Code in connection with the Restricted Stock.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

"COMPANY"                     FLEMING COMPANIES, INC., an
                              Oklahoma corporation

                               SCOTT M. NORTHCUTT
                               Scott M. Northcutt
                               Senior Vice President - Human
                               Resources


"PARTICIPANT"
                              DAVID R. ALMOND
                              David R. Almond

                            Exhibit A


(Fleming Companies, Inc. 1996 Stock Incentive Plan)

                            Exhibit B

              ASSIGNMENT SEPARATE FROM CERTIFICATE


     FOR VALUE RECEIVED, David R. Almond, an individual, hereby irrevocably assigns and conveys to ________________________, THIRTEEN THOUSAND, THREE HUNDRED THIRTY-FOUR AND NO/100 (13,334) shares of the Common Capital Stock of Fleming Companies, Inc., an Oklahoma corporation, $2.50 par value.

DATED:

                                   David R. Almond